Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Wells Fargo & Company
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1-2/3 per share	Rule 457(c) and Rule 457(h)	40,000,000	$86.19	$3,447,600,000	$138.10 per $1,000,000	$476,113.56
Total Offering Amount				-	$3,447,600,000	-	$476,113.56
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$476,113.56
(1)Represents 40,000,000 additional shares of Common Stock authorized to be issued under the Wells Fargo and Company 401(k) Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), an indeterminate amount of additional common stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions. Pursuant to Rule 416(c), this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)Estimated in accordance with Rule 457(h) under the Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Common Stock on the NYSE on February 23, 2026 in accordance with Rule 457(c) under the Act.